EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into on October 10, 2005 by and between IntegraMed America, Inc., a Delaware corporation, having its principal place of business at Two Manhattanville Road, Purchase, New York 10577 ("Company"), and Jay Higham, a resident of the state of Connecticut, residing at 21 Rose Lane, Sandy Hook, Connecticut 06482 ("Employee"), for the purpose of setting forth the terms and conditions of Employee's employment by the Company and to protect the Company's interests, confidential information, trade secrets and other proprietary information and to obtain assurance that Employee will not compete with Company or solicit its customers or its other employees during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement. This Agreement contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

                                    Recitals:

         WHEREAS, The Company desires to employ Employee as the Company's President and Chief Executive Officer, and Employee desires to accept and serve in that capacity; and

         WHEREAS,   Employee  understands  that  such  employment  is  expressly conditioned on execution of this Agreement; and

         WHEREAS, Company desires to employ Employee to render services for Company on the terms and conditions set forth in this Agreement, and Employee desires to be retained and employed by Company pursuant to such terms and conditions.

         NOW, THEREFORE, in consideration of Employee's employment with Company and the foregoing premises, the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Employee agree as follows:

                             Article I. Definitions

    1.1 "Agreement" means this Employment Agreement, as from time to time amended.

    1.2 "Base Salary" means the total annual cash compensation payable on a regular periodic basis, without regard to taxes and other items withheld, and excluding all types of incentive pay, all forms of stock or equity based compensation, fringe benefits, special pay or awards, commissions and bonuses. Base Salary shall include amounts contributed by Employee to a qualified retirement plan, nonqualified deferred compensation plan or similar plan sponsored by the Company, but it shall not include earnings on those amounts.

    1.3 "Board" means the Board of Directors of Company.

    1.4 "Cause" means:

        (a) the gross neglect or willful failure or refusal of Employee to perform Employee's duties hereunder (other than for Good Reason or as a result of Employee's Disability);

        (b) perpetration of an intentional and knowing fraud against or affecting Company or any customer, supplier, client, agent or employee thereof;

        (c) any willful or intentional act that injures the reputation, business or business relationships of Company or Employee's reputation or business relationships;

        (d) conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; or

        (e) the breach by Employee of any material covenant set forth in this Agreement (including without limitation the Confidentiality, Non-compete or Inventions provisions of the Agreement).

        For purposes of this Section 1.4, no act, or failure to act, on Employee's part shall be considered "willful," "intentional" or "deliberate" unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that Employee's action or omission was in, or not opposed to, the best interest of Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Company shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Company.

    1.5 "Change of Control" means the occurrence of any of the following events:

        (a) When any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Company representing more than fifty percent (50%) of the total voting power represented by Company's then outstanding voting securities without the approval of the Board; or

        (b) The merger or consolidation of Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Company or such surviving entity outstanding immediately after such


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

    merger or consolidation, or the shareholders of Company approve a plan of complete liquidation of Company or an agreement for the sale or disposition by Company of all or substantially all of Company's assets; or

        (c) One or more changes in the aggregate composition of the Board as a result of which individuals, who, as of the date hereof, constitute Company's Board (the "Incumbent Board"), together with Employee ( based on Employee's election to the Board pursuant to Section 2.1), subsequently cease for any reason to constitute at least a majority of Company's Board; provided, however, that any individual becoming a director of Company subsequent to the date hereof, whose election, or nomination for election by Company's stockholders, shall have been approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual is a member of the Incumbent Board, but excluding as a member of the Incumbent Board, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company; and provided further that, if one or more events which would constitute or reasonably be deemed likely to cause or result in a "Change of Control" should occur, but Employee shall have approved such event(s) either in writing or by vote at a meeting of Company's Board, no "Change of Control" shall be deemed to have occurred for purposes of this Agreement.

    1.6 "Company" means all of the following, jointly and severally: (a) IntegraMed America, Inc.; (b) any Subsidiary; and (c) any successor by merger, consolidation, purchase or otherwise.

    1.7"Confidential Information" means any and all information in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: Trade Secrets; customer lists, records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders, agreements and related data; business development plans; products and technologies; product tests; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertain to Employee or other employees of Company); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; Inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; computer records and related data; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which Employee encounters during employment, all of which are held, possessed and/or owned by the Company and all of which are continually used in the operations and business of Company. Confidential Information does not include information which (i) now is or hereafter enters the public domain not as a result of a breach of this Agreement by Employee; or (ii) is disclosed to Employee by a third party which has the legal right to disclose such information. 1.8 "Disability" means Employee's inability, due to a physical or mental impairment, to perform the essential functions of the Employee's position, where such disability shall exist for an aggregate period of more than 120 days in any 365-day period or for any period of 90 consecutive days.

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

    1.9 "Employee" means Jay Higham.

    1.10 "Good Reason" means:

        (a) Company effects a material diminution of Employee's title or duties;

        (b) any requirement that Employee report to an entity other than the Company, the Board or its successor, if any;

        (c) a relocation of Company's principal executive offices to a location whose distance is at least 50 miles farther from Employee's then current residence, provided that Employee shall not have participated in or approved the decision to effect such relocation;

        (d)  the  failure  by  Company,  or  its  successor,   if  any,  to  pay
    compensation or provide benefits or perquisites to Employee as and when required by the terms of this Agreement;

        (e) any material breach by Company of this Agreement;

        (f) any requirement that Employee perform duties inconsistent with those of a senior executive officer holding Employee's titles;

        (g) the failure, refusal or inability of the Company to maintain in full force and effect directors and officers errors and omissions insurance, or similar security for claims brought against Employee as a result of Employee's good-faith performance of Employee's duties; and provided Employee has not approved either in Employee's role as President & CEO or member of the Board any action not to maintain in full force and effect directors and officers errors and omissions insurance;

        (h) the failure of the Company to remain in full and timely compliance with reporting requirements under the Federal Securities laws; provided Employee has not approved either in Employee's role as President & CEO or member of the Board any action not to maintain compliance with reporting requirements under the Federal Securities laws; or

        (i) the failure, refusal or inability of the Company to make tax payments the liability for which may fall upon Employee; provided Employee has not approved either in Employee's role as President & CEO or a member of the Board any action not to make tax payments the liability for which may fall upon Employee.

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

    1.11 "Invention" means any idea, invention, software, technique, modification, process, development, design, know-how, data, formula, improvement or similar items, whether or not reduced to writing or stored electronically or otherwise, whether patentable or unpatentable and whether or not protectable by patent, trademark, copyright or other intellectual property law, which is created, conceived or developed by Employee or under Employee's direction, whether solely or with others, during or within 12 months after Employee's employment by Company, that relates in any way to, or is useful in any manner in, the business now or then conducted or proposed to be conducted by Company or which is based upon or otherwise derives from or makes use of the Confidential Information. Employee shall promptly disclose any Employee Invention to Company in writing. Employee hereby acknowledges that any and all of said Inventions are the property of Company and hereby assigns and agrees to assign to Company any and all of Employee's right, title and interest in and to any and all of said Inventions.

    1.12 "Plan" means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by Company, to which Company is a party or under which employees of Company are covered, including, without limitation, any stock option, restricted stock or any other equity based compensation plan, and any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of Company.

    1.13 "Proprietary Information" means any and all confidential and/or proprietary knowledge, data or information of Company or used in the research, development or marketing of Company's technology or business, including, but not limited to, (a) Trade Secrets, Inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, customer lists, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and
(c) information regarding the skills and compensation of other employees of Company. Notwithstanding the foregoing, it is understood that, at all such times, Employee will be free to use information that is generally known in the trade or industry, that is not gained as a result of a breach of this Agreement and Employee's own, skill, knowledge, know-how and experience to whatever extent and in whichever way Employee desires.

    1.14 "Subsidiary" means any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Company and/or one or more Subsidiaries.

    1.15 "Trade Secrets" means any information (including any compilation, device, method, technique or process) that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The existence of a Trade Secret will not be negated merely because a person has acquired a Trade Secret without express or specific notice that it is a Trade Secret if, under all the circumstances, such person knows or has reason to know that the party who owns the information or has disclosed it intends or expects the secrecy of the type of information comprising the Trade Secret to be maintained. Trade Secret information includes information of Company, its customers, suppliers, joint ventures, licensors, licensees, distributors and other entities with which Company does business.

    1.16 "Term" means the period commencing January 1, 2006 and terminating in accordance with this Agreement.

                    Article II. Employment, Term, and Duties

    2.1 Employment. Company hereby employs Employee as President and Chief Executive Officer, and Employee accepts such employment and agrees to perform services for Company for the period and upon the other terms and conditions set forth in this Agreement. Employee will report to the Board. Company will cause Employee to be elected to its Board effective January 1, 2006.

    2.2 Term. The Term of this Agreement shall commence on January 1, 2006 and shall continue until terminated in accordance with this Agreement.

    2.3 Position and Duties.

        2.3.1 Service with Company. During the Term, Employee agrees to perform such duties and responsibilities that are consistent with the position of a senior executive officer holding Employee's titles and (a) as are set forth for that position in the By-laws of the Company; (b) as set forth in the position description for Company President and Chief Executive Officer (c) as the Board shall assign to the Employee from time to time; and (d) that the Employee undertakes or accepts consistent with Employee's position. Employee acknowledges and agrees that, from time to time, Employee will be required to perform duties with respect to one or more of the Company's subsidiary or affiliate companies and that Employee will not be entitled to any additional compensation for performing those duties.

         Employee also agrees to serve, for any period for which Employee is elected, as a director of Company; provided, however, that Employee shall not be entitled to any additional compensation for serving as a director.

         Upon termination of Employee's employment, for whatever reason, Employee agrees to resign immediately from the Company's Board of Directors, if requested to do so.

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

         Employee understands that Employee's duties may include substantial travel, and Employee agrees to engage in such travel as is required to further Company's business objectives.

        2.3.2 Performance of Duties. During the Term, Employee agrees to serve Company faithfully and to the best of Employee's ability and to devote Employee's full business time, attention and efforts to the business and affairs of Company (exclusive of any period of vacation, sick, disability or other leave to which Employee is entitled) during normal business hours.

        (a) Employee will comply with all rules, policies and procedures of Company, to the extent consistent with applicable law, as modified from time to time, including without limitation, rules and procedures set forth in Company's employee handbook, supervisor's manuals and operating manuals provided, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

        (b) Employee will perform all of Employee's responsibilities in compliance with all applicable laws and will use Employee's best efforts in good faith to ensure that the operations that Employee manages are in compliance with all applicable laws.

        (c) Employee hereby confirms that Employee is under no contractual commitments inconsistent with Employee's obligations set forth in this Agreement and that during the Term, Employee will not render or perform services for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

        (d) Employee agrees that, during the Term, Employee will not render or perform any services for any other corporation, firm, social organization, entity or person without the written consent of the Board. With Board approval Employee shall be entitled to hold up to two (2) positions on the Boards of Director of entities that do not compete with Company and shall be entitled to engage in charitable enterprises, provided that Employee's activities in connection with such Board of Director positions and/or charitable enterprises do not in any way interfere with the performance of Employee's duties to Company.

                Article III. Compensation, Benefits and Expenses

    3.1 Base Salary. Subject to the provisions of Article IV of this Agreement, during the Term, Company shall pay Employee a Base Salary at an annual rate that is not less than Two Hundred Seventy Five Thousand Dollars ($275,000.00) or such higher annual rate as may from time to time be approved by the Board, such Base Salary to be paid in substantially equal regular periodic payments, less deductions and withholdings, in accordance with Company's regular payroll procedures, policies and practices as such may be modified from time to time. Employee shall be eligible, at the Board's sole discretion, for annual salary


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

increases consistent with such procedures, policies and practices. Employee's Base Salary shall be reviewed for potential adjustment on the basis of performance from time to time, but in all events not less frequently than annually.

    3.2 Incentive Compensation. Employee will participate in the IntegraMed America Executive Incentive Compensation Program ("EICP") in accordance with which Employee may earn an annual incentive bonus equal to 60% of Employee's Base Salary for the applicable EICP year ("Bonus"). The terms of the annual incentive bonus plan, including the criteria upon which Employee can earn the maximum bonus, will be determined annually by the Board. As determined by the Board, Employee may also participate in other bonus or incentive plans adopted by Company that are applicable to Employee's position, as they may be changed from time to time, but nothing herein shall require the adoption or maintenance of any such plan.

    3.3 Restricted Stock Grant. The Board will approve a grant to Employee equivalent to $400,000.00 worth of shares of Company stock in accordance with
(a) the terms of the Company's 2000 Long-Term Incentive Compensation Plan (the "Plan"), based on the closing price of Company's common stock traded on the first trading day in January 2006; provided, however, in no event will Employee be granted more than 50,000 shares of Company stock as set forth in the Plan, and (b) a restricted stock agreement to be entered into between the Employee and Company. Such shares will vest quarterly over a 10 year-period; provided, however, in the event of death, Disability, termination for Good Reason, termination without cause, or cessation of the Company's business, such shares shall vest immediately upon the occurrence of such event.

    3.4 Additional Equity Grants. Employee will be eligible for consideration for additional grants of equity in the Company and in conformity with the practices and procedures of the Company as in effect at such time.

    3.5 Participation in Benefits. During the Term of Employee's employment by Company, Employee shall be entitled to participate in the employee benefits offered generally by Company to its employees, to the extent that Employee's position, tenure, salary, health and other qualifications make Employee eligible to participate. Without limiting the foregoing, Employee shall be eligible to participate in any pension plan, or group life, health or accident insurance or any such other plan or policy that may presently be in effect or that may hereafter be adopted by the Company for the benefit of its employees and corporate officers generally. Employee's participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. Company does not guarantee the adoption or continuance of any particular employee benefit during Employee's employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of Company, to amend, modify or terminate any of its benefits during the Term of this Agreement.

    3.6 Expenses. In accordance with Company's normal policies for expense reimbursement, Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in the performance of Employee's duties under this


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Agreement,  subject  to the  presentment  of  receipts  or  other  documentation acceptable to Company.

    3.7 Relocation Expenses. Company shall reimburse Employee for reasonable and customary relocation expenses, including, but not limited to, real estate commissions and closing costs associated with Employee's sale of existing residence and the costs of packing, loading, transporting, storing (as required) and unloading of Employee's existing personal property from present residence to new residence that is within 40 miles of the Company's corporate offices; provided, however, that Company's obligation under this Section shall not exceed $40,000.00 ("Relocation Allowance") and such relocation shall be completed prior to June 30, 2007. Such reimbursements shall be made by Company on a timely basis upon submission by Employee of receipts evidencing such expenses. It is further agreed that the Relocation Allowance shall be grossed-up for tax purposes so that the net effort to Employee is the receipt of the Relocation Allowance on a tax-free basis.

    3.8 De Minimis Personal Expenses. Employee shall be permitted to use Company equipment, such as telephones, copy machines and facsimile machines, for de minimis personal matters.

    3.9 Office and Facilities. During the Term, Company shall furnish Employee with office space at least equivalent in size, quality, furnishings and in other respects to the office space provided as of the date of this Agreement, and full-time secretarial service, together with such other reasonable facilities and services as are suitable, necessary and appropriate.

    3.10 Automobile or Automobile Allowance. Company shall provide to Employee a Company car, with a cost to the Company not to exceed $1,000.00 per month or an automobile allowance of $1,000.00 per month, less legally required or legally authorized deductions and withholdings, during the Term.

    3.11 Legal Fees. Company shall reimburse Employee within 30 days of the parties' execution of this Agreement, up to $1,500.00 for reasonable legal fees incurred by Employee in connection with Employee's review of this Agreement, subject to Employee's timely submission of acceptable documentation of such fees in accordance with Company's normal policies for expense verification.

    3.12 Vacation. For the duration of Employee's employment under this Agreement, Employee will be provided such holidays, sick leave and vacation as Company makes available to its management level employees generally.

    3.13 Right of Set-off. By accepting this Agreement, Employee consents to a deduction from any amounts Company owes Employee from time to time (including amounts owed to Employee as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to Employee by Company), to the extent of the amounts Employee may owe to Company. Whether or not Company elects to make any set-off in whole or in part, if Company


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   does not recover by means of set-off the full amount Employee may owe it, calculated as set forth above, Employee agrees to pay immediately the unpaid balance to Company.

         Article IV. Termination and Compensation Following Termination

    4.1 Termination. Subject to the respective continuing obligations of the parties under this Agreement, the Term and Employee's employment hereunder may be terminated prior to the end of the Term under the following circumstances:

        4.1.1 Cessation of Company Business. In the event Company ceases doing business.

        4.1.2 Mutual Agreement. By mutual written agreement of the parties at any time.

        4.1.3 Death. In the event of Employee's death in accordance with the provisions of section 4.4 (b).

        4.1.4 Employee's Disability. In the event Employee becomes disabled, as defined in Section 1.8.

        4.1.5 Termination by Company for Cause. Company may terminate this Agreement and Employee's employment hereunder for Cause at any time after providing written notice to Employee.

        (a) Notwithstanding the foregoing, a termination for Cause, if susceptible of cure, shall not become effective unless Employee fails to cure such failure to perform within 30 days after written notice from Company, such notice to describe such failure to perform and identify what reasonable actions shall be required to cure such failure to perform.

        (b) Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Employee was guilty of the conduct set forth above in this Section and specifying the particulars thereof in detail.

        (c) With respect to any termination for Cause, should Employee object to the existence of Cause, Employee and Company shall submit the matter to a mutually agreed-upon neutral decision maker, who shall be an attorney with at least 10 years employment law experience, to decide whether Cause exists. If Employee and Company cannot agree upon such a neutral decision maker, each shall appoint one neutral decision maker, who shall be an attorney with at least 10 years employment law experience, and the two neutral decision makers so chosen shall choose a third neutral decision maker, who also shall be an attorney with at least 10 years employment law experience. If Cause is


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

    found by the neutral decision maker(s) not to exist, Company shall pay the fee(s) of the decision maker(s); if Cause is found to exist, Employee shall pay such fees. The prevailing party shall also be entitled to its costs and expenses, including legal fees. If Cause is found not to exist, Employee's termination shall be considered as for reasons other than Cause.

        4.1.6 Termination By Employee For Good Reason. Employee may terminate Employee's employment hereunder for Good Reason. Employee shall have Good Reason to terminate Employee's employment only if (i) within 10 days following the Employee's actual knowledge of the event which the Employee determines constitutes Good Reason, Employee notifies the Company in writing that Employee has determined Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within 30 days. If either condition is not met, the Employee shall not have a Good Reason to terminate his employment.

        4.1.7 Termination by Company Without Cause. Company may terminate Employee's employment hereunder at any time for any reason, including a Change in Control, or no reason and with 30 days written notice.

        4.1.8 Termination by Employee Without Good Reason. The Employee may terminate Employee's employment hereunder at any time for any reason, including Change in Control, or no reason and with 30 days written notice. Company may, at its option, accelerate such termination date to any date at least two weeks after Employee's notice of termination. Company may also, at its option, relieve Employee of all duties and authority after notice of termination has been provided.

    4.2 Effect of Termination. Notwithstanding any termination of this Agreement and/or Employee's employment with Company, Employee, in consideration of Employee's employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement that specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee's employment, including, but not limited to, the covenants contained in Articles V, VI and VII of this Agreement.

    4.3 Surrender of Records and Property. Upon termination of Employee's employment with Company, Employee shall deliver promptly to Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), designs, drawings, sketches, devices, specifications, formulae, data, tables or calculations or copies thereof, which are the property of Company or any subsidiary or affiliate or which relate in any way to the business, products, practices or techniques of Company or any Subsidiary or affiliate,

Trade Secrets, Inventions, Confidential Information, Proprietary Information and all other property of Company or any Subsidiary or affiliate. Employee may retain copies of such materials provided Employee does not utilize the same in violation of the provisions of this Agreement.

    4.4 Compensation Following Termination. In the event that Employee's employment hereunder is terminated, Employee shall be entitled only to the following compensation and benefits upon such termination:

        (a) Termination by Mutual Agreement or Employee For No Reason. In the event that Employee's employment is terminated by reason of mutual agreement or by the Employee for no reason, Company shall, within 14 calendar days following the date of Employee's employment termination, pay to Employee any amounts due to Employee for Base Salary through the date of employment termination, together with any other unpaid and pro rata amounts to which Employee is entitled as of the date of termination pursuant to Section 3.1 or 3.2 of this Agreement, including, without limitation, amounts that Employee is entitled to under any benefit plan of the Company in accordance with the terms of such plan. Employee will have no rights to any unvested benefits or any other compensation or payments coming due after the date of Employee's employment termination.

        (b) Termination by Reason of Employee's Death or Disability. In the event that Employee's employment is terminated by reason of Employee's death or Disability, the Company shall, within 30 calendar days following the date of Employee's employment termination, pay to Employee, Employee's spouse or Employee's estate, as the case may be, any amounts due to Employee for Base Salary through the date of employment termination, together with any other unpaid and pro rata amounts to which Employee is entitled as of the date of termination pursuant to Section 3.1 or 3.2 of this Agreement, including, without limitation, amounts that Employee is entitled to under any benefit plan of the Company in accordance with the terms of such plan. Employee will have no rights to any unvested benefits or any other compensation or payments coming due after the date of Employee's employment termination.

        (c) Termination by Company for Cause or by Employee Without Good Reason. If the Employee's employment is terminated by the Company for Cause or the Employee voluntarily terminates employment without Good Reason, the Company shall, within 14 calendar days following the date of Employee's employment termination, pay to the Employee (i) any Base Salary earned but not paid through the date of Employee's employment termination, plus (ii) the amount of any other benefits to which Employee is legally entitled as of such date under the terms and conditions of any benefit plans of the Company in which Employee is participating as of such date, plus (iii) earned, but unpaid Bonus, up to the date of termination, including any hold-back amount that would have been paid at year end. The Company shall have no further obligations under this Agreement.

        (d) Termination by Employee for Good Reason; Termination by the Company Without Cause; Termination by Reason of Cessation of Company Business. In the event that Employee's employment is terminated by Employee for Good Reason or by the Company without Cause or by reason of cessation of the Company's business, Company shall, within 30 calendar days following the date of Employee's employment termination:

            (i) any accrued but unpaid Base Salary (as determined pursuant to Section 3.1) for services rendered to the date of termination;

            (ii) any accrued but unpaid expenses required to be reimbursed pursuant to Sections 3.8 and 3.9;

            (iii) the pro-rata monetary equivalent of any unused vacation days accrued to the date of termination;

            (iv) a lump sum amount, less authorized and required withholdings, due to Employee for Base Salary for a 12-month period following termination; and

            (v) the full amount of Employee's annual Bonus based on Employee's then current Base Salary (without regard to the condition precedents established by the EICP) for the year in which Employee is terminated, plus any accrued, but unpaid Bonus and stock incentive compensation, if any, for any fiscal year preceding such termination.

            (vi) Upon payment of the amounts provided for in Section 4.4(d)(i)-(v), the Company shall have no further obligations under this Agreement. As a condition for such payments, Employee shall execute and deliver a written release to Company.

        (e) Termination by Employee for Good Reason Following Change of Control; Termination by the Company Without Cause Following Change of Control. In the event that (i) Employee's employment is terminated either by Company without Cause or by Employee for Good Reason, and (ii) a Change of Control (as defined in Article I) has occurred within the 12-month period preceding the date of such termination, Company shall pay the following amounts to Employee within 30 days following Employee's termination:

            (i) any accrued but unpaid Base Salary (as determined pursuant to Section 3.1) for services rendered to the date of termination;

            (ii) any accrued but unpaid expenses required to be reimbursed pursuant to Sections 3.8 and 3.9;

            (iii) the pro-rata monetary equivalent of any unused vacation days accrued to the date of termination;

            (iv) a lump sum amount, less authorized and required withholdings, due to Employee for Base Salary for a 24-month period following termination; and

            (v) twice the full amount of Employee's annual Bonus based on Employee's then current Base Salary (without regard to the condition precedents established by the EICP) for the year in which Employee is terminated, plus any accrued, but unpaid Bonus and stock incentive compensation, if any, for any fiscal year preceding such termination.

            (vi) Upon payment of the amounts provided for in Section 4.4(e)(i)-(v), the Company shall have no further obligations under this Agreement. As a condition for such payments, Employee shall execute and deliver a written release to Company.

         Employee shall not be entitled to any payment under clause (d) or (e) above if Employee is or has at any time been in breach of any covenant contained in Articles V, VI and VIII of this Agreement.

    4.5 Benefits. Except as otherwise provided in this Agreement, the benefits to which Employee (or, as applicable, Employee's spouse or estate) may be entitled upon termination pursuant to the plans, policies and arrangements specified Section 3.5 of this Agreement shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

    4.6 No Mitigation Obligation. Employee shall not be required to mitigate damages or the amount of any payment provided to Employee under Section 4.4 of this Agreement by seeking other employment or otherwise, nor shall, the amount of any payments provided to Employee under this Section 4.4 be reduced by any compensation earned by Employee as the result of employment by another employer after the termination of Employee's employment or otherwise.

    4.7 No Other Benefits or Compensation. Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to Employee at the time of the termination of Employee's employment, Employee shall have no right to receive any other compensation or to participate in any other plan, arrangement or benefit, with respect to any future period after such termination or resignation.

                      Article V. Confidential Information

    5.1 Purpose and Scope. Company will, in the course of Employee's employment, rely upon Employee for and impart and disclose to Employee in confidence Confidential Information. Employee acknowledges that Company operates in a competitive environment and that Company has an interest in protecting its Confidential Information. In consideration of Employee's employment hereunder, Employee agrees to (1) maintain the confidentiality of Company's Confidential Information; (2) use Company's Confidential Information for the exclusive benefit of Company; (3) assign ownership of all Inventions to Company; and (4) not to compete with Company. Employee further acknowledges and agrees that Employee's employment hereunder, Employee's compensation and benefits, Employee's access to Company's Confidential Information, Employee's access to customers and other good and valuable consideration associated with Employee's employment with Company, provide good and sufficient consideration for Employee's obligations under this Agreement.

    5.2 Confidential Information. Employee understands and agrees that as an employee of Company, Employee will receive or contribute Confidential Information. Employee agrees that at all times during the period of Employee's employment and after the termination thereof for any reason whatsoever, Employee shall keep secret Confidential Information and that Employee will not use or make known the same to any person, firm or corporation without first obtaining the written consent of Company. Employee acknowledges that Company's Confidential Information constitutes a unique and valuable asset of Company and represents a substantial investment of time and expense by Company and that any disclosure or other use of such knowledge or information other than for the sole benefit of Company would be wrongful and would cause irreparable harm to Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now published or that subsequently becomes generally publicly known in the form in which it was obtained from Company, other than as a direct or indirect result of the breach of this Agreement by Employee.

    5.3 Value to Company of the Confidential Information. Employee understands and agrees that:


            (a) the Confidential Information, whether or not developed by Employee, shall at all times be Company's exclusive property;

            (b) the Confidential  Information has unique, unusual,  original and
        proprietary   qualities  and  features  that  must  remain  private  and confidential;

            (c) the Confidential Information is not generally available to the public;

            (d) the Confidential Information has been compiled and developed by Company at great expense and over an extended period of time and is continuously used in the business of Company;

            (e) the Confidential Information gives Company a competitive advantage over other businesses in its industry and has actual and potential economic value to Company, all of which would be damaged or destroyed if any of the Confidential Information were obtained by, disclosed to or used by any person or entity other than Company;

            (f) Employee's promises herein do not constitute an unreasonable hardship to Employee in working for Company or in obtaining other employment;

            (g) if Employee breaches any or all of the promises herein, Company shall suffer immediate, material, immeasurable, continuing and irreparable damage and harm, the remedies at law for Employee's breach shall be inadequate (and Employee hereby waives the claim or defense that an adequate remedy at law is available). Company shall be entitled to injunctive relief against Employee in addition to any and all other legal or equitable remedies (including, but not limited to, an action and judgment for damages), and Employee hereby waives and relinquishes any requirement that Company post a bond or other security for such injunctive relief;

            (h) the existence and economic survival of Company depend directly upon Employee's adherence to Employee's promises made herein; and

            (i) if Employee had not agreed to the restrictive promises herein pertaining to Company, Company would not have employed Employee, would not permit Employee to obtain and use the Confidential Information and would not have signed this Agreement.

        (b) Nondisclosure. At all times during Employee's employment and thereafter, Employee will hold in the strictest confidence and will not disclose, use, lecture upon or publish any of Company's Confidential Information, except as such disclosure, use or publication may be disclosed as a result of the legal process or subpoena, required in connection with Employee's work for Company or unless Company expressly authorizes such disclosure in writing. Employee will obtain Company's written approval before publishing or submitting for publication any material (written, verbal or otherwise) that relates to Employee's work at Company and/or incorporates any Confidential Information. Employee hereby assigns to Company any rights Employee may have or acquire in the Confidential Information and recognize that all of the Confidential Information is and shall be the sole property of Company and its successors and assigns.

        (c) Return of Company Documents and Tangible Property. When Employee's employment with Company comes to an end for any reason, or at any other time Company so requests, Employee will immediately return to Company all records and any compositions, articles, devices, equipment, software, programs and other items that disclose or contain Confidential Information. This includes all copies or specimens in Employee's possession whether prepared or made by others or Employee.

        (d) Third Party Information. Employee understands, in addition, that Company has received and in the future will receive from third parties confidential or Proprietary Information ("Third Party Information"), subject to a duty on Company's part to maintain the confidentiality of such Third Party Information and to use such Third Party Information only for certain limited purposes. At all times during Employee's employment with Company and thereafter, Employee will hold all Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such Third Party Information in connection with their work for Company) or use, except in connection with Employee's work for Company, any such Third Party Information unless expressly authorized by an officer of Company in writing in advance

                             Article VI. Inventions

    6.1 Disclosure of Information. As part of Employee's duties to Company, Employee agrees that during employment by Company and for a period of twelve
(12) months following termination of employment, for whatever reason, Employee shall promptly disclose in writing to Company all Inventions, as defined in
Section 1.11, and whether or not reduced to practice, which are conceived, developed, made or acquired by Employee, either individually or jointly with others, and which relate to the business, products or services of Company or its Affiliates, irrespective of whether Employee used Company's time or facilities and irrespective of whether such Invention was conceived, developed, discovered or acquired by Employee on the job, at home or elsewhere . This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, the identity of key representatives within acquisition prospect organizations, prospective names or service marks for Company's business activities and the like.

    6.2 Assignment of Inventions. All Inventions developed during Employee's period of employment and for a period of twelve (12) months following the termination of employment, for whatever reason, are and shall be the sole and exclusive property of Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying such information, ideas, concepts, improvements, discoveries and Inventions are and shall be the sole and exclusive property of the Company. Employee hereby specifically sells, assigns, transfers and conveys to Company all worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or Inventions, and any United States or foreign applications for patents, inventor's certificates or other industrial rights that may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. Employee shall assist Company and its nominee at all times during the period of employment and thereafter in the protection of such information, ideas, concepts, improvements, discoveries or Inventions, both in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any application for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

    6.3 Prior Inventions. If Employee made, conceived or acquired any Inventions before Company employed Employee, Employee shall list them on an attachment to this Agreement, and they shall remain Employee's, and not Company's, property.

    6.4 Works for Hire. Employee acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of Employee's employment with Company and that are protectable by copyright shall be deemed to be "works made for hire," pursuant to the United States Copyright Act (17 U.S.C. Section 101) and all interest, right and title to such works made for hire shall be owned by Company.

    6.5 Enforcement of Proprietary Rights; Power of Attorney. Employee will assist Company in every proper way to obtain, and from time to time enforce, all United States and foreign proprietary rights relating to the Inventions or Company Inventions in any and all countries. To that end, Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, the Employee will execute, verify and deliver assignments of such proprietary rights to Company or its designee. Employee's obligation to assist Company with respect to Proprietary Rights relating to Inventions or Company Inventions in any and all countries shall continue beyond the termination of Employee's employment, but Company shall compensate Employee at a reasonable rate after the termination of Employee's employment with Company for the time actually spent by Employee assisting Company at its request. In the event Company is unable for any reason, after reasonable effort, to secure Employee's signature on any document or instrument needed in connection with the actions specified above in this Section, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee's agent and attorney in fact, which appointment is coupled with an interest, to act for and on Employee's behalf to execute, verify and file any such documents or instruments and to do all other lawfully permitted acts to further the purposes of this Section 6.5 with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, that Employee now has or may hereafter have for infringement of any proprietary rights or Company Inventions assigned hereunder to Company.

               Article VII. Non-competition and Non-solicitation

    7.1 Non-competition Covenant. Company and Employee agree that, solely due to Employee's position with Company, Employee will have access to certain
Confidential Information of Company. Employee acknowledges that Company will only release this Confidential Information upon the receipt of assurances that Employee will not use the information to Company's disadvantage and, accordingly, agrees to the following provisions.

(a) Agreement Not to Compete. During the Term of Employee's employment by Company, and for a period of 24 consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Employee or

Company), Employee shall not, directly or indirectly, in any place in the United States, render services to any conflicting organization, or engage in competition with Company, in any manner or capacity, nor direct any other individual or business enterprise to engage in competition with Company in any manner or capacity, (e.g., as an advisor, principal, agent, partner, officer, director, stockholder of more than 1% of the outstanding shares of the capital stock of a publicly traded company, employee, member of any association or limited liability company or otherwise) on any products competitive with Company's existing products, any products competitive with Company's announced products or any products competitive with Company's pending products that have not yet been announced but which Employee has, or should have, actual or constructive knowledge. For the purposes of this Section, "conflicting organization" shall be defined as any person, corporation or entity that competes with any product, process or service, in existence or under development, of Company.

(b) Agreement Not to Solicit. During the Term of Employee's employment by Company, and for a period of 24 consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Employee or Company), Employee shall not, directly or indirectly, divert, solicit or accept business from any client or prospective client of Company that was solicited or serviced directly by Employee, or that Employee supervised, directly or indirectly, in whole or in part, the solicitation or services activities related to such clients or prospects. Employee shall not, directly or indirectly, in any way interfere, or attempt to interfere, with Company's relationships with any of its actual or potential vendors or suppliers.

(c) Agreement Not to Solicit Employees. During the Term of Employee's employment by Company, and for a period of 24 consecutive months from the date of termination of such employment, for whatever reason (whether occasioned by Employee or Company), Employee shall not, directly or indirectly, hire, engage or solicit any person, who was an employee of Company at the time of the termination of Employee's employment by Company, or whose employment terminated within 12 months prior to Employee's termination of employment and whom Employee worked or associated with, or supervised, in any manner or capacity, including, but not limited to, as an employee, agent, consultant, partner, member, manager, officer, director, shareholder or otherwise.

    7.2 Acknowledgment. Employee agrees that the restrictions and agreements contained in this Article VII are reasonable and necessary to protect the legitimate interests of Company and that any violation of this Article VII will cause substantial and irreparable harm to Company that would not be quantifiable and for which no adequate remedy would exist at law. Employee further acknowledges that Employee has requested, or has had the opportunity to request, that legal counsel review this Agreement, and having exhausted such right, agrees to the terms herein without reservation. Accordingly, Employee authorizes the issuance of injunctive relief by any court of appropriate jurisdiction, without the requirement of posting bond, for any violation of this Article VII.

    7.3 Blue Pencil. In the event that any of the covenants in this Article VII shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, it shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                     Article VIII. Miscellaneous Provisions

    8.1 Tax Consequences. Employee acknowledges and agrees that Company has made no representations or warranties with respect to the tax consequences of any of the payments or other consideration provided by Company to Employee under the terms of this Agreement, and that Employee is solely responsible for Employee's compliance with any and all laws applicable to such payments or other consideration.

    8.2 Withholding Taxes. Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding that relates, in whole or in part, to Employee's employment with Company, are withheld or collected from Employee.

    8.3 Company Remedies. Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of Company, that the services to be rendered by Employee hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Article V, VI or VII of this Agreement would be highly injurious to Company, that Employee's violation of any of Article V, VI and VII of this Agreement would cause Employer irreparable harm that would not be adequately compensated by monetary damages and that the remedy at law for any breach of any of the provisions of Articles V, VI and VIII will be inadequate. Employee further acknowledges that Employee has requested, or has had the opportunity to request, that legal counsel review this Agreement, and having exhausted such right, agrees to the terms herein without reservation.

    8.4 Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party and any purported or attempted assignment or transfer of this Agreement or any of Employee's duties, responsibilities or obligations hereunder shall be void. This Agreement is binding upon Employee, Employee's heirs and personal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

    8.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be deemed to have been duly given on the date of service if personally served on the parties to whom notice is to be given, or on the second day after mailing if mailed to the parties to whom notice is given, by first class mail United States registered or certified mail, return receipt requested, postage prepaid and properly addressed as follows:

         If to Company:             General Counsel
                                    IntegraMed America, Inc.
                                    Two Manhattanville Road
                                    Purchase, New York 10577

         If to Employee:            Jay Higham
                                    21 Rose Lane
                                    Sandy Hook, Connecticut 06482 or
                                    (Last known address of Employee on record at the Company)


    Any party may change the address for the purpose of this Section by giving the other written notice of the new address in the manner set forth above.

    8.6 Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

    8.7 Construction. Notwithstanding the general rules of construction, both Company and Employee acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

    8.8 Severability. In the event any provision of this Agreement (or portion thereof) shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. To the extent any provision (or portion thereof) of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision (or portion thereof) shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

    8.9 Arbitration. Except as provided in subsections 4.1(b) and 8.9(b), any claims or disputes of any nature between the parties arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement shall be resolved exclusively by arbitration before the American
Arbitration Association in Westchester County, New York pursuant to the Association's rules for commercial arbitration.

        (a) The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than thirty (30) days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons whom each party intends to call as witnesses at the hearing.

        (b) This section shall have no application to claims by Company asserting violation of or seeking to enforce, by injunction or otherwise, the terms of Articles V, VI and VII above. Such claims may be maintained by Company in a lawsuit before a court of competent jurisdiction.

    8.10 Disclosure. Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Company, at its election, to make such disclosure.

    8.11 Entire Agreement. This is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between Company and Employee with respect to Employee's employment by Company, and there are no undertakings, covenants or commitments other than as set forth therein. The Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced. This Agreement supersedes, terminates, replaces and supplants any and all prior understandings or agreements between the parties relating in any way to the hiring or employment of Employee by Company.

    8.12 Counterparts. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one in the same instrument.

    8.13 Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

    8.14 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement that by their express or implied terms extend beyond the expiration of this Agreement or the termination of Employee's employment under this Agreement, shall continue in full force and effect, notwithstanding Employee's termination of employment under this Agreement or the expiration of this Agreement.

    8.15 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law. No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, shall be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived).

    8.16 Reliance by Third Parties. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom absent the express written consent of the party to be charged with such reliance or benefits.

    8.17 No Conflicting Obligations. Employee represents that Employee's performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to Employee's employment with Company. Employee has not entered into, and Employee agrees not to enter into, any agreement, either written or oral, in conflict with this Agreement.

    8.18 Representation of Employee. Employee represents and warrants to Company that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee's performance of the covenants, services and duties provided for in this Agreement. Employee agrees to indemnify Company and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

8.19 Read and Understood. Employee has read this Agreement carefully and understands each of its terms and conditions. Employee has sought independent legal counsel of Employee's choice to the extent Employee deemed such advice necessary in connection with the review and execution of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



INTEGRAMED AMERICA, INC.


By: /s/Elizabeth E. Tallett
    ------------------------------------------------------------
       Elizabeth E. Tallett, Chairperson, Compensation Committee
       Board of Directors

By:/s/ John W. Hlywak, Jr.
   -------------------------------------------------------------
       John W. Hlywak, Jr. Sr. Vice President & CFO


EMPLOYEE:

 /s/  Jay Highsm
---------------------------------------
      Jay Higham


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